UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING


         COMMISSION FILE NUMBER:    0-25896

(Check one)
[ ] Form 10-K and Form 10-KSB [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                  For Period Ended:  DECEMBER 31, 1999

                  [  ] Transition Report on Form 10-K and Form 10-KSB

                  [  ] Transition Report on Form 20-F

                  [  ] Transition Report on Form 11-K

                  [  ] Transition Report on Form 10-Q and Form 10-QSB

                  [  ] Transition Report on Form N-SAR

                  For Transition Period Ended:

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

         Full Name of Registrant:   SAZTEC INTERNATIONAL INC.

         Former Name if Applicable:

         Address of Principal Executive Office (STREET AND NUMBER):
         43 Manning Road

         City, State and Zip Code:   Billerica, MA 01821

                                     PART II
                             RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]     (a)       The  reasons  described  in  reasonable  detail in
                           Part III  of this form could not be  eliminated
                           without unreasonable effort or expense;

         [ ]     (b)       The subject annual report, semi-annual
                           report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                 (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

          State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed.)

Delay in getting documents together due to change in accounting personel.


                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

             Paul F. Parshley       (978)          901-9612
             ---------------------------------------------------
             (Name)              (Area Code)  (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

              [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:

              [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            5TH AVENUE CHANNEL CORP.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

         Date:  02/14/00          By: /s/ Paul F. Parshley
                                  ----------------------------------------------
                                  Name: Paul F. Parshley
                                  Title: Vice President Finance & Administration